SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 27th day of July, 2017, by and among the Kyle Powers, Rob Tankson and Jeremy Fancher (collectively, “Sellers”, or each individually a “Seller”), as the owners of Prestocorp, a Delaware corporation (the “Company”), and Cannabis Sativa. Inc., a Nevada corporation (hereinafter referred to as “CBDS” or the “Buyer”), as follows:

Premises

A.The Company is a technology company operating a telemedicine platform known as PrestoDoctor in the states of California and Nevada.

B.The Sellers are seeking additional funding and support for the Company’s immediate expansion into additional states utilizing its technology;

C.CBDS is a public company seeking to acquire and operate technology companies which are ancillary to the cannabis market; and

D.CBDS desires to acquire, and Sellers desires to sell, a controlling interest in the Company upon the terms and conditions set forth herein.

E. Sellers desire to promptly invest their proceeds into shares of CBDS; and

F.  Solely for administrative convenience, CBDS and Sellers desire to accomplish the sale of the shares of the Company to CBDS, and the prompt investment of the sales proceeds by Sellers, into shares of CBDS by one agreement.

Agreement

BASED, upon the foregoing premises, which are incorporated herein by this reference, and for and in consideration of the mutual promises and covenants hereinafter set forth, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, it is agreed as follows:

ARTICLE I

PURCHASE AND SALE

1.01Purchase and Sale of Common Stock.  Buyer agrees to purchase from Sellers and Sellers agree to sell to Buyer two thousand five hundred fifty (2,550) shares of the Company’s common stock, par value $0.001 (“Presto Stock”), equivalent to a 51% interest in the Company (51% of the issued and outstanding common stock of the Company as at the date of purchase/transfer), for a purchase price of four million five hundred ninety thousand dollars ($4,590,000) (the “Purchase Price”), payable as follows:

(a)The number of shares of CBDS common stock, par value $0.001 (“CBDS Stock”) which equals the Purchase Price divided by the average closing price of CBDS common stock for the 20 trading days prior to July 26, 2017 (the “Closing Price Per Share”) shall be issued at Closing in the names of each individual Seller in the percentage of such Seller’s ownership percentage of the Company prior to Closing as set forth in Exhibit A (such total of CBDS Stock is referred to herein as the “Initial Shares”).

(b)Forty-five percent (45%) of the Initial Shares referenced in Section 1.01(a) above (the “Contingency Shares”) shall be held in escrow in accordance with Section 1.02.

(c)Fifty-five percent (55%) of the Initial Shares referenced in Section 1.01(a) above shall be released at Closing to the Sellers in accordance with such Seller’s ownership percentage of the Company prior to Closing as set forth in Exhibit A, except as set forth in Sections 1.01(d) and (e) below;

(d)In addition to the fifty-five percent (55%) of Jeremy Fancher’s portion of the Initial Shares (equal to 1.1% of the Initial Shares), Mr. Fancher shall receive one-third (1/3) of his portion of the Contingency Shares (equal to three tenths of one percent (0.3%) of the Initial Shares) free from Escrow at Closing.

(e)As an offset to Item 1.01(d) above, the amount of the Initial Shares released to Kyle Power at Closing will be reduced by three tenths of one percent (0.3%) of the Initial Shares (anticipated to be roughly 3,000 shares), and such shares of CBDS Stock will be retained as Contingency Shares held in Escrow for the benefit of Kyle Powers (the “Substitute Shares”).  The Substitute Shares shall be released from Escrow in accordance with the terms of Section 1.02(B)(3) hereof and the Escrow Agreement.

(f)Except as otherwise set forth herein, all of the Initial Shares shall be subject to the Lock-up/Leak-out Agreement attached hereto as Exhibit B.

1.02Escrow. Upon Closing, the Contingency Shares and the Presto Bonus Shares (defined below) shall be held in Escrow and subject to forfeiture upon the following terms and conditions:

A.Escrow Agent. The escrow agent shall be the Law Office of Conrad C. Lysiak, P.S., located at 601 W. First Avenue, Suite 903, Spokane, Washington 99201 (the “Escrow Agent”).

B.Contingency Shares.

1.One-third (1/3) of the Contingency Shares (the “2018 Shares”) shall be released to each Seller within ten (10) days after confirmation from the Company and CBDS that the Company accomplished the following:

a.Filing of at least two non-provisional patents with the USPTO which support the Company’s telemedicine platform by December 31, 2018; and

b.Annual revenue for calendar year 2018 of $2,885,500 or more, to be verified no later than February 15, 2019, with net earnings, before interest expenses, taxes, depreciation and amortization (EBITDA) for such period exceeds 20% of its 2018 gross revenue.

If the Company fails to meet the foregoing achievements, but reports 2018 of at least $2,500,000 and files at least one non-provisional patent with the USPTO by December 31, 2018, then seventy-five percent (75%) of the 2018 Shares shall be released to Seller.  Any 2018 Shares not released to

Seller pursuant to this Section 1.02(B)(1) shall be forfeited and returned to Buyer no later than March 1, 2019.

2.One-third (1/3) of the Contingency Shares (the “2019 Shares”) shall be released to each Seller within ten (10) days after confirmation from the Company and CBDS that the Company accomplished the following:

a.Annual revenue for calendar year 2019 of $6,200,000 or more, to be verified no later than February 15, 2020, with net earnings, before interest expenses, taxes, depreciation and amortization (EBITDA) for such period exceeds 20% of its 2019 gross revenue; and

b.The Founders remain employed with the Company as of December 31, 2019.

If the Company fails to meet the foregoing achievements, but reports 2019 of at least $5,600,000 and the Founders remain employed with the Company as of December 31, 2019, then seventy-five percent (75%) of the 2019 Shares shall be released to Seller.  Any 2019 Shares not released to Seller pursuant to this Section 1.02(B)(2) shall be forfeited and returned to Buyer no later than March 1, 2020;

3.Upon confirmation that the Founders remain employed with the Company as of July 31, 2020, one-third (1/3) of the Contingency Shares (the “2020 Shares”), including the Substitute Shares, shall be released to the Founders as follows: eighty percent (80%) of the 2020 Shares to Kyle Powers and twenty percent (20%) of the 2020 Shares to Rob Tankson. If the Founders fail to meet the foregoing achievement, the 2020 Shares shall be forfeited and returned to Buyer no later than August 15, 2020;

1.03Presto Bonus Shares. Upon Closing, Sellers shall deliver to Escrow Agent certificate(s) for 500 shares of Presto Stock (“Presto Bonus Shares”), with stock power in favor of Buyer, to be held by Escrow Agent under the following terms:

A.One half of the Presto Bonus Shares will be returned to Sellers if the Company achieves Revenue of Two Million Five Hundred Thousand ($2,500,000) Dollars or more during the 2018 calendar year (“2018 Revenue Floor”).

B.If the Company fails to meet such 2018 Revenue Floor, then the Escrow Agent shall transfer the Presto Bonus Shares to Buyer.

C.One half of the Presto Bonus Shares will be returned to Sellers if the Company achieves Revenue of Six Million Two Hundred Thousand ($6,200,000) Dollars or more during the 2019 calendar year (“2019 Revenue Floor”).

D.If the Company fails to meet such 2019 Revenue Floor, then the Escrow Agent shall transfer the Presto Bonus Shares to Buyer.

1.04Contingent Value Right.  In the event that the 30-day average price per share of the CBDS common stock is less than the Closing Price Per Share on the first anniversary of Closing, CBDS shall promptly issue to the Sellers contingent value right shares equal to the difference between Closing Price Per Share and the 30-day average price per share of CBDS common stock immediately prior to such date, multiplied by the number of Initial Shares. Any such additional shares will be allocated forty-five percent (45%) to the Contingency Shares (subject to individual adjustment between Sellers Jeremy Fancher and Kyle Powers as provided for in Sections 1.01(d) and (e) above), delivered to Escrow Agent, and subject to the terms of release set forth in Section 1.02 above.

1.05Earn-out. Sellers will be entitled to earn-out compensation based upon the financial results of the Company for calendar years 2019 and 2020 as follows:

(a)Earn-Out for 2019. In the event that the Company achieves at least Nine Million ($9,000,000) Dollars in gross revenue during the 2019 calendar year and net earnings, before interest expenses, taxes, depreciation and amortization (EBITDA) for such period exceeds 20% of its 2019 gross revenue, then the Sellers shall receive a Five Hundred Ten Thousand ($510,000) Dollar earn-out payment (based upon a $1,000,000 valuation increase) in the form of CBDS Stock (the “2019 Earn-Out Payment”). If earned, the 2019 Earn-Out Payment shall be issued by March 31, 2020 based upon the average closing price of CBDS Stock during the twenty (20) trading days prior to authorization of such issuance by CBDS.

(b)Earn-Out for 2020. In the event that Company achieves at least Fifteen Million ($15,000,000) Dollars in revenue during the calendar year 2020 and net earnings, before interest expenses, taxes, depreciation and amortization (“EBITDA”) for such period exceeds 20% of its 2020 revenue, then the Sellers shall receive a Five Hundred Ten Thousand ($510,000) Dollar earn-out payment (based upon a $1 million valuation increase) in the form of CBDS Stock within 90 days of such year end (the “2020 Earn-Out Payment”).  If earned, the 2020 Earn-Out Payment shall be issued by March 31, 2021 based upon the average closing price of CBDS Stock during the twenty (20) trading days prior to authorization of such issuance by CBDS.

(c)Makeup Earn-out. If the Company misses its 2019 earn-out target, but achieves in total its 2019 earn-out target, then the Sellers shall receive the 2019 Earn-Out Payment in addition to the 2020 Earn-Out Payment.

1.06Employment of Founders.  The Parties desire that Kyle Powers and Rob Tankson (the “Founders”) continue to manage and operate the Company in collaboration with CBDS after closing. The parties agree that the Company and the Founders will enter into a three-year employment agreement with the Company in the form attached hereto as Exhibit C (the “Employment Agreements”). The maximum amount of direct cash compensation for the first year of such Employment Agreements is $120,000 for Rob Tankson and $160,000 for Kyle Powers.

1.07Lock-up/Leak-out Agreement. All CBDS Stock issued to the Sellers pursuant to this Agreement will be restricted stock and subject to a lock-up/leak-out agreement in the form attached hereto as Exhibit B (the “Lock-up/Leak-out Agreement”). Specifically, the Lock-up/Leak-out Agreement includes the following terms:

(1)A total term of thirty-six (36) months;

(2)No sales within the first six (6) months;

(3)No more than 10% of the any Founder’s Initial Shares may be sold during the first twelve (12) months;

(4)After twelve (12) months, a maximum of 3.0% of the Founder’s Initial Shares may be sold each month (subject to their release from Escrow);

(5)Each Seller is limited to sell no more than 2,500 shares of CBDS Stock on any single trading day;

(6)A Founder would forfeit any remaining shares of Common Stock subject to the Lock-up/Leak-out Agreement in the event that such Founder voluntarily left the Company or was terminated for Cause (as defined in the “Employment Agreement”) during the thirty-six month term.

Notwithstanding the foregoing, Jeremy Fancher is not required to sign the Lock-up/Leak-out Agreement, but Jeremy Fancher hereby agrees to the foregoing daily sales limitation of no more than 2,500 shares of CBDS Stock on any single trading day and no more than 5,000 in a single calendar week.  Jeremy Fancher agrees to these limitations in lieu of the restrictions set forth above in Section 1.07(1)-(6).

1.08Assignment of Intellectual Property.  On or before Closing, the Founders will execute an exclusive assignment of the inventions as set forth in their Employment Agreements, the form of which is attached hereto as Exhibit C.

1.09Restrictive Covenant. Each Seller shall execute a restrictive covenant which shall prevent such Seller from competing with the Company or soliciting the Company’s clients or doctors for a period of three years (the “Restrictive Covenant”), as set forth in Exhibit D (attached hereto and incorporated herewith).

1.10Buyer’s Due Diligence. Buyer shall have 10 days from the Effective Date, (such period being the "Due Diligence Period") to inspect the books and records of the Company, review economic data, inspect and analyze the Company’s intellectual property, and to otherwise conduct such due diligence review of the Company as Buyer deems appropriate. In the event that Buyer fails to provide Sellers with written notification of Seller’s acceptance of due diligence (the “Notice of Acceptance”) within the Due Diligence Period, then this Agreement will terminate. If Buyer provides Sellers with the Notice of Acceptance within the Due Diligence Period, then the Parties will proceed to Closing as set forth below.

1.11Closing.  The purchase and sale of the shares contemplated herein shall take place at a closing (the “Closing”), to be held  on August 1, 2017 in Las Vegas, Nevada upon the completion of Buyer’s due diligence, at such time and location as shall be determined by the Buyer and the Sellers.

1.12Closing Conditions. The following are the deliverables at Closing:

(1)The Sellers shall deliver to the Buyer a certificate (or notice of issuance of non-certificated shares) for 2,550 shares of Presto Stock;

(2)The Buyer shall deliver to Sellers certificates of CBDS common stock equal to the sum of the Initial Shares less the Contingency Shares;

(3)The Buyer shall deliver to Escrow Agent certificates of CBDS common stock equal to the Contingency Shares;

(4)The Sellers shall deliver to the Escrow Agent a certificate (or notice of issuance of non-certificated shares) for 500 shares of Presto Stock with an executed stock power in favor of Buyer;

(5)The Sellers shall deliver to the Escrow Agent stock powers with medallion signature guarantee for the Contingency Shares;

(6)Each Seller shall deliver to Buyer signed Lock-up/Leak-out Agreements in the form attached hereto as Exhibit B;

(7)Each Seller shall deliver to Buyer signed Restrictive Covenants in the form attached hereto as Exhibit D;

(8)Buyer and Sellers shall execute all other form exhibits to this Agreement.

1.13Closing Representations.  All representations, covenants and warranties of the Buyer and Sellers contained in this Agreement shall be true and correct on and as of the Closing date with the same effect as though the same had been made on and as of such date.

1.14Post-Closing Obligations. At and at any time after the Closing, the parties shall duly execute, acknowledge and deliver all such further assignments, conveyances, instruments and documents, and shall take such other action consistent with the terms of this Agreement to carry out the transactions contemplated by this Agreement.

1.15Right of First Refusal of Seller. For a period of five (5) years, before CBDS may sell any shares of the Company to a third party (other than an affiliated company), CBDS shall first offer the such shares to Sellers on the same terms and conditions as are offered by the third party. Sellers shall have 45 days during which to accept said offer. If Sellers do not accept said offer within said period, CBDS shall be free to accept the third-party offer. If CBDS does not enter into an agreement with the third party on said terms and conditions and close the transaction within 90 days, CBDS’s right to sell such shares to the third party shall expire and the procedure described in this Section shall again be applicable.

1.16Right of First Refusal of Buyer. For a period of five (5) years, before any Seller or the Company may sell any shares of the Company to a third party (other than an affiliated company), or otherwise dilute the ownership of CBDS to fifty percent (50%) or less of the Company, the Sellers or Company (as applicable) shall first offer the such shares to CBDS on the same terms and conditions as are offered by the third party. CBDS shall have 45 days during which to accept said offer. If CBDS does not accept said offer within said period, the Sellers or Company (as applicable) shall be free to accept the third-party offer. If the Sellers or Company (as applicable) does not enter into an agreement with the third party on said terms and conditions and close the transaction within 90 days, the Seller’s or Company’s (as applicable) right to sell such shares to the third party shall expire and the procedure described in this Section shall again be applicable.

1.17Qualified Small Business Stock. Buyer will use its commercially reasonable efforts to comply with the reporting and record keeping requirements of Section 1202 of the Internal Revenue Code of 1986, as amended, any regulations promulgated thereunder and any similar state laws and regulations; provided, that "commercially reasonable efforts" as described in this Section 1.17 shall not be construed to require Buyer to operate its business in a manner that would adversely affect its business, limit its future prospects or alter the timing or resource allocation related to its planned operations or financing activities. Buyer will provide each Seller with all information reasonably requested by such Seller to determine that such Seller's shares of Common Stock are "Qualified Small Business Stock."

1.18Preparation of Audited Statements.  The Seller shall cause the Company to engage Hall & Associates, CPAs (“Hall”), the Buyer’s independent registered public accounting firm, to (i) audit the financial statements of for the years ended December 31, 2016 and 2015, and (ii) review the unaudited financial statements for the interim periods of ending June 30, 2017 (the foregoing financial statements are herein referred to as the “Audited Statements”).  The Seller’s shall use commercially reasonable best efforts to cause the Audited Statements to be completed within 60 days after Closing.

1.19Periodic Financial Statements and Audit Cooperation. For so long as the Company is consolidated with Buyer for financial statement purposes, and thereafter to the extent necessary for the purpose of preparing financial statements or completing a financial statement audit, the Company and the Founders’ shall use their reasonable best efforts to provide to Buyer or to Buyer’s Auditor such information as is reasonably needed to complete the preparation of financial statements or the completion of an audit or review of Buyer’s annual and quarterly financial statements in a timely manner to enable Buyer to meet its timetable for the preparing, filing and public dissemination of Buyer’s financial statements.

1.20Annual Budget; Quarterly Review. For so long as the Company is consolidated with Buyer for financial statement purposes, and thereafter to the extent the Company is indebted to Buyer, the Company and the Founders’ shall use their reasonable best efforts to provide to Buyer with a detailed annual business plan and budget.  Within 15 days after the end of each calendar quarter, the Company and the Founders’ shall use their reasonable best efforts to update and updated 6-month budget for the Company, including a detailed use of proceeds for any funds requested from Buyer under the Credit Facility.

ARTICLE II

FUNDING

2.01Initial Funding. At Closing, CBDS will provide the Company with a Five Hundred Thousand Dollar ($500,000) credit facility, in the form attached hereto as Exhibit E (the “Credit Facility”), to be utilized during the 6 months after Closing pursuant to the use of proceeds schedule therein. The Credit Facility will include the ability to drawdown Two Hundred Thousand ($200,000) Dollars during August 2017 and up to One Hundred Thousand ($100,000) Dollars per month thereafter. The funds withdrawn from the Credit Facility shall bear interest at a rate of five percent (5%) per annum, calculated quarterly on the first day of each calendar quarter.  Interest only payments shall be due quarterly and the Credit Facility shall be repaid in full within thirty-six (36) months.

2.02Additional Funding.  In addition to the Credit Facility, CBDS will use best efforts to raise additional capital (via public or private markets) to support the Company with funding as follows:

(1)An additional Five Hundred Thousand ($500,000) Dollars within twelve (12) months after Closing (the “Year One Target”);

(2)An additional One Million ($1,000,000) Dollars within twenty-four (24) months after Closing (the “Year Two Target”);

(3)CBDS’s good faith obligation to provide the funding for the Year One Target and Year Two Target (collectively, the “Additional Funding”), is subject to CBDS’s reasonable approval of the Company’s use of proceeds schedule for such funds.

2.03 Terms of Additional Funding. The Additional Funding will bear interest at interest at a rate of five percent (5%) per annum. No more than One Hundred Thousand ($100,000) Dollars of Additional Funding will be provided to the Company in any single calendar month, unless otherwise agreed to by the CBDS based upon demonstrable need by the Company.  If CBDS is successful raising the Year One Target, it will enter a separate three-year credit facility with the Company under the foregoing terms and in the same format as the Credit Facility attached hereto as Exhibit E (the “Additional Credit Facility”).  If CBDS is successful raising the Year Two Target, CBDS and the Company will amend the Additional Credit Facility to increase the dollar amount to include the Year Two Target.

2.04Shortfall of Additional Funding. In the event that CBDS is unable to raise sufficient additional capital to provide the Additional Funding, or any portion thereof as reasonably requested by the Company, then the dates set forth in Sections 1.04(a) and 1.04(b) shall each be extended by one year such that the earn-out targets for 2019 and 2020 move to 2020 and 2021 respectively. This extension of the earn-out period shall be the only consequence of a failure to raise or provide the Additional Funding.

ARTICLE III

REPRESENTATIONS, COVENANTS, AND WARRANTIES

OF THE BUYER

As an inducement to, and to obtain the reliance of the Sellers in connection with the issuance of CBDS Stock, Buyer represents and warrants as follows:

3.01Private Offering.  The offer, offer for sale, and sale of the shares of CBDS Stock have not been and will not be registered with the SEC. The shares of CBDS Stock shall be offered for sale and sold pursuant to the exemptions from the registration requirements of Section 5 of the Securities Act, as amended, and as such, will be deemed “restricted securities” limiting the shares ability to be resold.

3.02Approval of Agreement. Buyer has full corporate power, authority, and legal right and has taken, or will take, all action required by law, its articles of incorporation, bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated including the issuance of the shares of the CBDS Stock. The board of directors of the Buyer has authorized and approved the execution, delivery, and performance of this Agreement and the transactions contemplated hereby including the issuance of the CBDS Stock.

3.03Legal Right.  The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a material breach or violation of any of the terms and provisions of, or constitute a default under, any statute (except federal and state securities laws, compliance with which is elsewhere provided for in particular detail), indenture, mortgage or other agreement or instrument to which the Buyer is a party or by which it is bound by any order, rule or regulation directed to such party or its affiliates by any court or governmental agency or body having jurisdiction over them; and no other consent, approval, authorization or action is required for the consummation of the transactions herein contemplated other than such as have been obtained.

3.04Validly Issued.  The CBDS Stock, when issued, will be duly authorized, validly issued, and non-assessable.

3.05Organization. The Buyer has been duly organized and is now, and always during the period of the offer and sale will be, a validly existing corporation under the laws of the state of Nevada lawfully qualified to conduct the business for which it was organized and which it proposes to conduct.

3.06Capitalization. The Buyer currently has an authorized capitalization of 45,000,000 shares of common stock, $0.001 par value and 5,000,000 shares of preferred stock, par value $0.001 per share. The Buyer currently has 19,514,367 shares of common stock issued and outstanding and 732,018 shares of preferred stock issued and outstanding. The Company’s Preferred Stock has no liquidation preference and votes with Common Stock one vote per share.

3.07Title and Related Matters. Except as disclosed, or disclosed in the most recent balance sheet of the Buyer and the notes thereto, the Buyer has good and marketable title to all of its properties, inventory, interests in properties, and assets, which are reflected in the most recent balance sheet of the Buyer or acquired after that date (except properties, interests in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges, or encumbrances, except (i) statutory liens or claims not yet delinquent; and (ii) such imperfections of title and easements as do not, and will not, materially detract from, or interfere with, the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.

3.09Litigation and Proceedings. Other than as disclosed to Sellers or as otherwise set forth in our public reports, there are no actions, suits, or proceedings pending, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Buyer does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

3.10Qualified Small Business Stock. As of the Closing, (i) the Buyer will be a domestic C Corporation, (ii) the Buyer will not have, during the one-year period preceding the Closing, made any purchases of its own stock except for purchases that are disregarded for such purposes under Treasury Regulation Section 1.1202-2, (iii) the Buyer's (and any predecessor's) aggregate gross assets, as defined by Section 1202(d)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), at no time between the date of incorporation of the Buyer and through the Closing have exceeded or will exceed $50,000,000, taking into account the assets of any corporations required to be aggregated with the Buyer in accordance with Section 1202(d)(3) of the Code, and (iv) the Buyer will be an eligible corporation, as defined by Section 1202(e)(4) of the Code).  Notwithstanding the foregoing, in no event shall the Buyer be liable to any person for any damages arising from any subsequently proven or identified error in the Buyer's determination with respect to the applicability or interpretation of Code Section 1202.  Furthermore, Sellers acknowledges that they have performed and are relying on their own due diligence regarding the forgoing, including Buyer’s status as eligible corporation, as defined by Section 1202(e)(4) of the Code.

ARTICLE IV

REPRESENTATIONS, COVENANTS, AND WARRANTIES

OF THE SELLER

As an inducement to, and to obtain the reliance of the Buyer in connection with its purchase of the shares of Presto Stock, Sellers represents and warrants as follows:

4.01Private Offering. The offer, offer for sale, and sale of the shares of Presto Stock have not been and will not be registered with the SEC. The shares of Presto Stock shall be offered for sale and sold pursuant to the exemptions from the registration requirements of Section 5 of the Securities Act, as amended, and as such, will be deemed “restricted securities” limiting the shares ability to be resold.

4.02Approval of Agreement.  Sellers, and if required, the Company, have full corporate power, authority, and legal right and has taken, or will take, all action required by law, its articles of organization, articles of incorporation, operating agreement, bylaws, and otherwise to execute and deliver this Agreement and to consummate the transactions herein contemplated including the sale and transfer of the shares of the Presto Stock. The execution, delivery, and performance of this Agreement and the transactions contemplated hereby, have been duly authorized by Sellers, and if required, by the Company.

4.03Legal Right.  The performance of this Agreement and the consummation of the transactions herein contemplated will not result in a material breach or violation of any of the terms and provisions of, or constitute a default under, any statute (except federal and state securities laws, compliance with which is elsewhere provided for in particular detail), indenture, mortgage or other agreement or instrument to which the Company is a party or by which it is bound by any order, rule or regulation directed to such party or its affiliates by any court or governmental agency or body having jurisdiction over them; and no other consent, approval, authorization or action is required for the consummation of the transactions herein contemplated other than such as have been obtained.

4.04Organization.  The Company has been duly organized and is now, and always during the period of the offer and sale will be, a validly existing corporation under the laws of the State of Delaware, lawfully qualified to conduct the business for which it was organized and which it proposes to conduct.

4.05Intellectual Property. The Sellers and/or the Company owns, exclusively, all right, title and interest in and to the intellectual property of the Company (collectively, the “Company Intellectual Property”), free and clear of encumbrances. To the best knowledge of Sellers, the Company is in full compliance with all legal requirements applicable to the Company Intellectual Property and the Company's ownership and use thereof.  To the best knowledge of Sellers, the Company Intellectual Property, licensed or used by the Company or proposed to be used, and the Company's conduct of its business as currently and formerly conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any person. The Company has not received any communication, and no action has been instituted, settled or, to the Company's knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding governmental order.

4.06Disclosure Information.  Sellers have received all the information Sellers considers necessary or appropriate for deciding whether or not to purchase the shares of CBDS Stock.  Sellers further represent that they have had an opportunity to ask questions and receive answers from the Buyer regarding the terms and conditions of the offering of the shares of CBDS Stock.  The foregoing, however, does not limit or modify the representations and warranties of the Buyer in Article III of this Agreement or the right of Sellers to rely thereon.

4.07Investment Experience. Sellers are investors in securities of companies in the development stage and acknowledge that they are able to fend for themselves, can bear the economic risk of their investment, and have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of the investment in the shares of CBDS Stock.

4.08Acknowledgment.  Sellers acknowledge that an investment in the shares of CBDS Stock involves substantial risk.

4.09Knowledge of Buyer. Sellers are aware, through their own extensive due diligence of all material information respecting the past, present and proposed business operations of the Buyer, including, but not limited to, its technology, its management, its financial position, or otherwise; and that the purchase price being paid for the CBDS Stock bears no relationship to assets, book value or other established criteria of value.  Sellers have conducted their own investigation of the risks and merits of an investment in the Buyer, and to the extent desired, including, but not limited to a review of the Buyer’s books and records, financial and Sellers have had the opportunity to discuss this documentation with the directors and executive officers of the Buyer; to ask questions of these directors and executive officers; and that to the extent requested, all such questions have been answered to its satisfaction.

4.10Informed Decision. The Sellers have had an opportunity to consult with their independent legal, tax and financial advisors, and together with such advisors, have evaluated the transactions contemplated in this Agreement and have independently determined to agree to the terms and conditions of this Agreement.  No representation is being or has been made by the Seller, the Buyer or either of their respective advisors to the Sellers regarding the tax, financial, legal or other effects to the Sellers or its stockholders of the transactions contemplated in this Agreement. The Sellers are familiar with and understand the business and financial condition, operations and prospects of the Buyer and Sellers and are sufficiently informed and sophisticated enough to make a decision regarding the transactions contemplated by this Agreement.

4.11Purchasing Entirely for Own Account. The shares to be acquired by the Sellers will be acquired for investment for the Sellers’ own respective accounts, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Sellers have no present intention of selling, granting any participation in, or otherwise distributing the same. Neither of the presently has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Buyer shares of CBDS Stock.

4.12 Litigation and Proceedings. Other than as disclosed in writing to Buyer, the Company and any related entity have no actions, suits, or proceedings pending, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. The Sellers have no knowledge of any default on their part with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality.

ARTICLE V

SPECIAL COVENANTS

5.01Assignment of Inventions.  Prior to Closing, Founders shall have assigned to the Company all inventions, trade secrets, and patents (including patentable technology) which relate to the Company’s current and planned business operations, including those technologies disclosed to Buyer in writing during its investigation of the Company.

5.02Maximum Outstanding Shares/No Convertible Securities. Prior to Closing, the Company will have no more than 5,000 shares of Presto Stock issued and outstanding. Immediately after Closing, there shall be no more than 5,000 shares of Presto Stock issued and outstanding.  Furthermore, the Company warrants that the Company has not issued nor agreed to issue any securities which may convert to either Presto Stock, other than as contemplated by this Agreement.  Furthermore, the Sellers and the Company agree that no shares Presto Stock shall be issued by the Company without shareholder approval during the first three years after Closing.

5.03Restrictive Covenant. The Parties understand and acknowledge that the Restrictive Covenant is consideration for, and a necessary condition of, this Agreement.  The Parties further acknowledge that Restrictive Covenant is made by each Seller in their capacity as a selling shareholders and not in their capacity as an employee of the Company.

5.04Business Activities of the Company.

(a)   From and after the date of this Agreement until the Closing date and except as set forth herein or as permitted or contemplated by this Agreement, Sellers warrant that the Company will:

(i)Carry on its business in substantially the same manner as it has heretofore;

(ii)Maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iii)Perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(iv)Use its best efforts to maintain and preserve it business organization intact, to retain its key employees, and to maintain its relationships with its material suppliers and customers;

(v)Except to the extent that noncompliance is not material or adverse to the respective party, duly and timely file for all taxable periods ending on or prior to the Closing date all federal, state, county, and local tax returns required to be filed by or on behalf of such entity or for which such entity may be held responsible and shall pay, or cause to pay, all taxes required to be shown as due and payable on such returns, as well as all installments of tax due and payable during the period commencing on the date of this Agreement and ending on the Closing date; and

(vi)Fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b)From and after the date of this Agreement and except as provided herein until the Closing date, Sellers warrant that the Company will not:

(i)Make any change in its articles of incorporation or bylaws, other than expressly provided for herein;

(ii)Enter into or amend any material contract, agreement, or other instrument, except in the ordinary course of business; and

(iii)Enter into any agreement for the sale of the Company’s securities without the prior approval of the other party.

5.05Access to Books and Records of the Company.  Until the Closing date, the Sellers will afford to Buyer and its authorized representatives full access to the properties, books, and records of the Company in order that Buyer may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Company and will furnish the Buyer with such additional financial and other information as to the business and properties of the Company as Buyer shall from time to time reasonably request.

5.06Access to Books and Records of Buyer.  Until the Closing date, the Buyer will afford to Sellers and its authorized representatives full access to the properties, books, and records of the Buyer in order that Sellers may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of Buyer and will furnish the Sellers with such additional financial and other information as to the business and properties of the Buyer as Sellers shall from time to time reasonably request.

5.07Purchase and Sale of Stock. The Buyer and Sellers agree and understand that the consummation of this Agreement including the purchase, sale and exchange of the shares of Presto Stock and CBDS Stock as contemplated hereby, constitute the offer and sale of securities under the Securities Act and applicable state statutes.  The Buyer and Sellers agree such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, among other items, on the circumstances under which such securities are acquired.

(a)In connection therewith, the parties represent and warrant that:

(i)neither the SEC nor the securities commission of any state or other federal agency has made any determination as to the merits of acquiring the shares of Presto Stock or CBDS Stock, and that this transaction involves certain risks.

(ii)they have received and read the Agreement and understand the risks related to the consummation of the transactions herein contemplated.

(iii)they have such knowledge and experience in business and financial matters that it is capable of evaluating each business.

(iv)they have been provided with copies of all materials and information requested by them or their representatives, including any information requested to verify any information furnished (to the extent such information is available or can be obtained without unreasonable effort or expense), and the parties have been provided the opportunity for direct communication regarding the transactions contemplated hereby.

(v)all information which Sellers has provided to the Buyer or their representatives concerning their suitability and intent to hold shares in CBDS Stock following the transactions contemplated hereby is complete, accurate, and correct.

(vi)the shares of CBDS Stock to be acquired by the Sellers under the terms of this Agreement will be acquired for the Seller’s own account, for investment, and not with the present intention of resale or distribution of all or any part of the securities. Sellers agrees that it will refrain from transferring or otherwise disposing of any of the shares, or any interest therein, in such manner as to violate the Securities Act or any applicable state securities law regulating the disposition thereof.

(vii) the shares of Presto Stock to be acquired by the Buyer under the terms of this Agreement will be acquired for the Buyer’s own account, for investment, and not with the present intention of resale or distribution of all or any part of the securities. Buyer agrees that it will refrain from transferring or otherwise disposing of any of the shares, or any interest therein, in such manner as to violate the Securities Act or any applicable state securities law regulating the disposition thereof.

(viii) neither party has not offered or sold any securities of the other party, or any interest in this Agreement and have no present intention of dividing the shares to be received or the rights under this Agreement with others or of reselling or otherwise disposing of any portion of such stock or rights, either currently or after the passage of a fixed or determinable period of time or on the occurrence or nonoccurrence of any predetermined event or circumstance.

(ix)the shares of Presto Stock and CBDS Stock have not been registered, but are being acquired by reason of a specific exemption under the Securities Act as well as under certain state statutes for transactions not involving any public offering and that any disposition of the subject shares may, under certain circumstances, be inconsistent with this exemption and may make a Seller an “underwriter,” within the meaning of the Securities

Act.  It is understood that the definition of “underwriter” focuses upon the concept of “distribution” and that any subsequent disposition of the subject shares can only be effected in transactions which are not considered distributions.  Generally, the term "distribution" is considered synonymous with “public offering” or any other offer or sale involving general solicitation or general advertising. Under present law, in determining whether a distribution occurs when securities are sold into the public market, under certain circumstances one must consider the availability of public information regarding the issuer, a holding period for the securities sufficient to assure that the persons desiring to sell the securities without registration first bear the economic risk of their investment, and a limitation on the number of securities which the stockholder is permitted to sell and on the manner of sale, thereby reducing the potential impact of the sale on the trading markets.  These criteria are set forth specifically in rule 144 promulgated under the Securities Act.

(viii)the shares of CBDS Stock and Presto Stock must be held and may not be sold, transferred, or otherwise disposed of for value unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  The Buyer is not under any obligation to register the shares of CBDS Stock under the Securities Act, except as set forth in this Agreement. The Buyer is not under any obligation to make rule 144 available, except as may be expressly agreed to by it in writing in this Agreement, and in the event rule 144 is not available, or some other disclosure exemption may be required before a Seller can sell, transfer, or otherwise dispose of such shares of CBDS Stock without registration under the Securities Act.  The registrar and transfer agent for Buyer and Seller will maintain a stop transfer order against the registration or transfer of the shares of CBDS Stock and Presto Stock respectively, and the certificates representing the shares of such stock will bear a legend in substantially the following form so restricting the sale of such securities:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLYING WITH RULE 144 IN THE ABSENCE OF AN EFFECTIVE REGISTRATION OR OTHER COMPLIANCE UNDER THE SECURITIES ACT.

(ix)The Buyer may refuse to register further transfers or resales of the shares of CBDS Stock in the absence of compliance with rule 144 unless a Seller furnish the Buyer with a “no-action” or interpretive letter from the SEC or an opinion of counsel reasonably acceptable to the Buyer stating that the transfer is proper. Further, unless such letter or opinion states that the shares of CBDS Stock are free of any restrictions under the Securities Act, the Buyer may refuse to transfer the securities to any transferee who does not furnish in writing to the Buyer the same representations and agree to the same conditions with respect to such shares of CBDS Stock as set forth herein.  The Buyer may also refuse to transfer the shares of CBDS Stock if any circumstances are present reasonably indicating that the transferee's representations are not accurate.

(b)In connection with the transaction contemplated by this Agreement, the Buyer and Sellers shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where Buyer reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

(c)In order to more fully document reliance on the exemptions as provided herein, the Buyer and Sellers shall execute and deliver to the other, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as the Buyer or Sellers (or their respective counsel) may reasonably request in connection with reliance on exemptions from registration under such securities laws including but not limited to an investment letter.

(d)The Buyer and Sellers acknowledge that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

5.08No Representation Regarding Tax Treatment.  No representation or warranty is being made by any party to any other regarding the treatment of this transaction for federal or state income taxation.  Each party has relied exclusively on its own legal, accounting, and other tax adviser regarding the treatment of this transaction for federal and state income taxes and on no representation, warranty, or assurance from any other party or such other party's legal, accounting, or other adviser.  Notwithstanding the provisions of this Section 5.08, the parties acknowledge the importance of Section 1.17 hereof concerning Qualified Small Business Stock and Buyer’s commitments under that Section.

5.09Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE VI

INDEMNIFICATION

6.01Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the second anniversary of the Closing Date. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

6.02Indemnification By Company. Subject to the other terms and conditions of this Article VI, the Company shall indemnify and defend CBDS against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, CBDS based upon, arising out of, with respect to or by reason of: any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Company pursuant to this Agreement; or any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company pursuant to this Agreement.

ARTICLE VII

MISCELLANEOUS

7.01 Public Statements.  Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Sellers and Buyer shall consult with one another, and use reasonable best efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions and in making any filing with any federal or state governmental or regulatory agency or with any securities exchange with respect thereto.

7.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred

7.03Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.03):

If to Cannabis Sativa, Inc.:	David Tobias Cannabis Sativa, Inc. 1646 W. Pioneer Blvd., Suite 120 Mesquite, NV 89024
with a copy to:	McGee Law Firm, LLC 5635 N. Scottsdale Road, Suite 170 Scottsdale, AZ 85250
If to Sellers:	Kyle Powers xxxxxxxxxx xxxxxxxxxx Robert Tankson xxxxxxxxxx xxxxxxxxxx Jeremy Fancher xxxxxxxxxx xxxxxxxxxx

with a copy to:	Robert W. Wood
Wood LLP
333 Sacramento Street
San Francisco, CA 94111

If to PrestoCorp:	Presto Doctor
Attn: Kyle Powers
340 S. Lemon Ave., #1350
Walnut, CA 91789

with a copy to:	Bryan Cave
Attn: Jeremy Fancher
Three Embarcadero Center, 7th Floor
San Francisco, CA 94111

and a copy to:	Robert W. Wood
Wood LLP
333 Sacramento Street
San Francisco, CA 94111

7.04Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter hereof.  All previous agreements between the parties, whether written or oral, have been merged into this Agreement. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof.  There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

7.05Attorney's Fees.  In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the nonbreaching party or parties for all costs, including reasonable attorneys' fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

7.06Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

7.07Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and such remedies may be enforced concurrently, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance thereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

7.08Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the Buyer and Sellers and their successors.  Nothing expressed in this Agreement is intended to give any person other than the persons mentioned in the preceding sentence any legal or equitable right, remedy or claim under this Agreement.

7.09Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder hereof.

7.10Captions.  The captions or headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provisions hereof.

7.11Applicable Law.  The Buyer and Sellers hereby agree this Agreement shall be governed by and construed and enforced under and in accordance with the laws of the State of Nevada and all subject matter and in persona jurisdiction shall be the state courts of Nevada and as such the Buyer and Sellers irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Nevada and of the United States of America located in Nevada for any actions, suits or proceedings arising out of or relating to this Agreement and the Buyer and Sellers agree not to commence any action, suite or proceedings relating thereto except in such courts.

[signature page to follow]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

BUYER:		SELLER:
CANNABIS SATIVA, INC.

By: /s/ Mike Gravel		/s/ Kyle Powers
Mike Gravel, its CEO		KYLE POWERS

By: /s/ David Tobias		/s/ Rob Tankson
David Tobias, its President		ROB TANKSON

/s/ Jeremy Fancher
JEREMY FANCHER

Agreed to and acknowledged by:
PRESTOCORP, a Delaware corporation
By: /s/ Kyle Powers

EXHIBIT A

Sellers’ Ownership Percentages

Name:	Shares Owned (Pre-Closing):	Ownership Percentage:
Kyle Powers	3,900	78%

Rob Tankson	1,000	20%

Jeremy Francher	100	2%